EXHIBIT 99.1

Corcept Therapeutics Announces Third Quarter 2017 Financial Results, Raises 2017 Revenue Guidance and Provides Corporate Update

MENLO PARK, Calif., Nov. 02, 2017 (GLOBE NEWSWIRE) -- Corcept Therapeutics Incorporated (NASDAQ:CORT), a company engaged in the discovery, development and commercialization of drugs to treat severe metabolic, oncologic and psychiatric disorders by modulating the effects of the stress hormone cortisol, today reported its financial results for the quarter ended September 30, 2017.

Financial Highlights

  Third quarter revenue of $42.8 million, an increase of 97 percent from third quarter 2016
  2017 revenue guidance increased to $157 – 162 million
  GAAP net income of $0.11 per share, compared to $0.02 per share in third quarter 2016
  Cash and investments increased $9.0 million, to $76.7 million

Corcept reported quarterly revenue of $42.8 million, compared to $21.7 million in the third quarter of 2016.  The company raised its 2017 revenue guidance from $145 – 155 million to $157 – 162 million.

The company’s third quarter GAAP net income was $13.8 million, compared to $2.6 million in the same period last year.  Excluding non-cash expenses related to stock-based compensation, Corcept generated $17.4 million of non-GAAP net income in the third quarter, compared to $4.9 million in the third quarter of 2016. A reconciliation of GAAP to non-GAAP net income is set forth below.

Operating expenses for the third quarter increased to $29.1 million, from $18.7 million in the third quarter of 2016, primarily due to increased compensation expense, pharmacy costs related to higher revenue and increased spending on the development of relacorilant (the newly-approved generic name for CORT125134), CORT118335 and CORT125281.

Corcept’s cash and marketable securities increased $9.0 million in the third quarter, to $76.7 million.  This balance reflects the final payment of $4.6 million under the company’s royalty financing agreement, which is now fully extinguished.

“Our Cushing’s syndrome franchise had another excellent quarter,” said Joseph K. Belanoff, MD, Corcept’s Chief Executive Officer.  “More and more physicians recognize that Cushing’s syndrome sometimes goes undiagnosed and are screening more aggressively for the disease.  There is also growing awareness that, for many patients, cortisol modulation with Korlym is the best medical treatment.

“We expect our strong growth to continue,” added Dr. Belanoff.  “Relacorilant promises to provide Korlym’s benefits, but without the side effects caused by Korlym’s affinity for the progesterone receptor – an important medical improvement. We also achieved CLIA-validation for our FKBP5 assay, a direct measure of cortisol activity.  This biologic test has the potential to help physicians better diagnose and optimally treat patients with hypercortisolism.”

Clinical Highlights

  Results in Phase 2 trial of relacorilant (generic name for selective cortisol modulator CORT125134) expected by end of first quarter 2018; planning underway for end-of-Phase 2 FDA meeting, Phase 3 trial
  Phase 1/2 trial of relacorilant plus Abraxane® to open efficacy cohort in patients with pancreatic cancer by year-end
  Phase 1 trial of selective cortisol modulator CORT125281 in healthy subjects initiated; dose-ranging in combination with Xtandi® (enzalutamide) in patients with castration-resistant prostate cancer to start this quarter
  Selective cortisol modulator CORT118335 now in Phase 1; results expected in second quarter 2018
  CLIA validation achieved for FKBP5 gene expression assay for diagnosing and optimally treating patients with Cushing’s syndrome

“We continue to broaden and advance our cortisol modulation platform,” said Robert S. Fishman, MD, Corcept’s Chief Medical Officer.  “Development of relacorilant is our top priority, with planning underway for an end-of-Phase 2 FDA meeting and the start of Phase 3 in the third quarter of next year.

“We have made exciting progress in other areas as well. By year-end, we plan to begin a dose-ranging trial of CORT125281 combined with Xtandi to treat patients with castration-resistant prostate cancer and to begin testing the combination of relacorilant and Abraxane in patients with pancreatic cancer.  One of our most promising selective cortisol modulators, CORT118335, has entered Phase 1.  This compound is very potent in animal models of fatty liver disease and both the prevention and reversal of weight gain caused by antipsychotic medications such as Zyprexa® (olanzapine) – serious disorders that affect millions of people and for which there are no approved treatments.  We expect to begin Phase 2 trials for both indications in the third quarter of 2018.”

Conference Call

Corcept will hold a conference call November 2, 2017, at 5:00 pm Eastern Time (2:00 pm Pacific Time).  To participate, dial 1-888-771-4371 from the United States or 1-847-585-4405 internationally ten minutes before the start of the call.  The passcode is 45799161.  A replay will be available through November 16, 2017 at 1-888-843-7419 from the United States and 1-630-652-3042 internationally. The passcode will be 45799161.

About Hypercortisolism

Hypercortisolism, often referred to as Cushing’s syndrome, is caused by excessive activity of the stress hormone cortisol.  Endogenous Cushing’s syndrome is an orphan disease that most often affects adults aged 20-50.  In the United States, an estimated 20,000 patients have Cushing’s syndrome, with about 3,000 new patients being diagnosed each year.  Symptoms vary, but most people experience one or more of the following manifestations: high blood sugar, diabetes, high blood pressure, upper-body obesity, rounded face, increased fat around the neck, thinning arms and legs, severe fatigue and weak muscles.  Irritability, anxiety, cognitive disturbances and depression are also common.  Cushing’s syndrome can affect every organ system in the body and can be lethal if not treated effectively.

About Korlym®

Korlym inhibits the effects of excess cortisol in patients with hypercortisolism by modulating activity at the glucocorticoid receptor, one of the two receptors to which cortisol binds.  Korlym was the first FDA-approved treatment for patients with Cushing’s syndrome and the FDA has designated it as an Orphan Drug for that indication.

About Corcept Therapeutics Incorporated

Corcept is a pharmaceutical company engaged in the discovery, development and commercialization of drugs that treat severe metabolic, oncologic and psychiatric disorders by modulating the effects of cortisol. Korlym® is the company’s first FDA-approved medication. Corcept has a large portfolio of proprietary compounds that modulate the effects of cortisol but not progesterone. Corcept owns extensive United States and foreign intellectual property covering the use of cortisol modulators, including mifepristone, in the treatment of a wide variety of serious disorders, including Cushing’s syndrome. It also holds composition of matter patents covering its selective cortisol modulators.

Non-GAAP Measures of Net Income

To supplement Corcept’s financial results presented on a GAAP basis, we use non-GAAP measures of net income that exclude non-cash stock-based compensation expense and the interest expense of the Royalty Financing. We believe that these non-GAAP measures help investors better evaluate the company’s past financial performance and potential future results.  Non-GAAP measures should not be considered in isolation or as a substitute for comparable GAAP accounting and investors should read them in conjunction with the company’s financial statements prepared in accordance with GAAP.  The non-GAAP measures of net income we use may be different from, and not directly comparable to, similarly titled measures used by other companies.

Forward-Looking Statements

Statements and management quotations in this press release, other than statements of historical fact, are forward-looking statements.  These are based on our current plans and expectations and are subject to risks and uncertainties that might cause actual results to differ materially from those the forward-looking statements express or imply.  Forward-looking statements include those concerning our revenue guidance, the pace of Korlym’s acceptance by physicians and patients, the timing and outcome of clinical trials and regulatory meetings, the protections afforded by Korlym’s Orphan Drug designation for Cushing’s syndrome and our other intellectual property rights, including the composition of matter patents covering our selective cortisol modulators and patents concerning the use of cortisol modulators to treat patients with Cushing’s syndrome, triple-negative breast cancer, castration-resistant prostate cancer and other indications.  These and other risks are set forth in our SEC filings, which are available at our website and the SEC’s website. We disclaim any intention or duty to update forward-looking statements made in this press release.

Abraxane® is a registered trademark of Celgene Corporation.
Xtandi® is a registered trademark of Astellas Pharma Inc.
Zyprexa® is a registered trademark of Eli Lilly and Company.

CORCEPT THERAPEUTICS INCORPORATED CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)

	September 30,	December 31,
	2017	2016
	(Unaudited)

ASSETS
Cash and investments	$76,664	$51,536
Trade receivables, net of allowances	11,872	9,860
Inventory	5,508	5,164
Other assets	16,628	2,193
Total assets	$110,672	$68,753

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$6,226	$2,290
Long-term obligation	—	14,664
Other liabilities	18,144	10,420
Stockholder's equity	86,302	41,379
Total liabilities and stockholders’ equity	$110,672	$68,753

CORCEPT THERAPEUTICS INCORPORATED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Revenues:
Product sales, net	42,763	21,725	105,921	57,509

Operating expenses:
Cost of sales	976	668	2,397	1,497
Research and Development	11,693	7,054	26,745	17,360
Selling, general and administrative	16,471	10,931	45,621	33,480
Total operating expenses	$29,140	$18,653	$74,763	$52,337
Income from operations	13,623	3,072	31,158	5,172
Interest and other expense	86	(487)	(237)	(1,629)
Income before income taxes	13,709	2,585	30,921	3,543
Income tax benefit (expense)	48	—	(129)	—
Net income	$13,757	$2,585	$30,792	$3,543
Other comprehensive income:
Net unrealized gain (loss) on available-for-sale securities	3	—	(14)	—
Total comprehensive income	$13,760	$2,585	$30,778	$3,543

Basic net income per common share	$0.12	$0.02	$0.27	$0.03

Diluted net income per common share	$0.11	$0.02	$0.25	$0.03

Shares used in computing basic net income per share	113,603	110,652	113,242	110,118
Shares used in computing diluted net income per share	125,651	116,419	123,417	115,163

CORCEPT THERAPEUTICS INCORPORATED RECONCILIATION OF GAAP TO NON-GAAP NET INCOME (in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

GAAP net income	$13,757	$2,585	$30,792	$3,543

Non-cash expenses:
Stock-based compensation
Research and development	1,049	321	2,552	879
Selling, general and administrative	2,574	1,510	6,977	4,222
Total stock-based compensation	3,623	1,831	9,529	5,101
Accretion of interest expense related to long-term obligation	37	455	456	1,562
Non-GAAP net income, as adjusted for non-cash expenses	$17,417	$4,871	$40,777	$10,206

GAAP basic net income per share	$0.12	$0.02	$0.27	$0.03

GAAP diluted net income per share	$0.11	$0.02	$0.25	$0.03

Non-GAAP basic net income per share, as adjusted for non-cash expenses	$0.15	$0.04	$0.36	$0.09

Non-GAAP diluted net income per share, as adjusted for non-cash expenses	$0.14	$0.04	$0.33	$0.09

Shares used in computing basic net income per share	113,603	110,652	113,242	110,118
Shares used in computing diluted net income per share	125,651	116,419	123,417	115,163

CONTACT:
Charles Robb
Chief Financial Officer
Corcept Therapeutics
650-688-8783
crobb@corcept.com
www.corcept.com